CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

June 30, 2020

Secured Real Estate Income Strategies, LLC:

We hereby consent to the inclusion in the Annual Report on Form 1-K of our reports dated June 15, 2020, with respect to the balance sheets of Secured Real Estate Income Strategies, LLC. as of December 31, 2019 and 2018 and the related statements of operations, shareholders’ equity/deficit and cash flows for the calendar year periods thus ended and the related notes to the financial statements.

Summit LLC

Denver, Colorado

June 30, 2020